Exhibit 99.1

Press Release
Contact:
David W. Wehlmann
Executive Vice President & Chief Financial Officer

AMEX SYMBOL: GW
FOR IMMEDIATE RELEASE: HOUSTON, TEXAS – JULY 15 2008, GREY WOLF ANNOUNCES THE TERMINATION OF ITS MERGER AGREEMENT WITH BASIC AND ITS REVIEW OF STRATEGIC ALTERNATIVES FOR ENHANCING SHAREHOLDER VALUE
Houston, Texas, July 15, 2008 – Grey Wolf, Inc. (“Grey Wolf” or the “Company”) (AMEX:GW) announced today that its proposed merger with Basic Energy Services, Inc. (“Basic”) (NYSE: BAS) did not receive sufficient votes from Grey Wolf shareholders to approve the transaction at its special meeting of shareholders held today. As a result, Grey Wolf and Basic terminated their merger agreement.
In light of this development, the Board of Directors of Grey Wolf plans to review the Company’s alternatives for enhancing shareholder value. This review will include an update to the Company’s existing strategic plan and will encompass consideration of continued internal growth by remaining independent, acquisitions, mergers, sale of the Company, strategic alliances, joint ventures and financial alternatives.
The Board has engaged UBS Investment Bank as its independent financial advisor to assist the Company in conducting this review.
Thomas P. Richards, Chairman, President and CEO of Grey Wolf said, “Grey Wolf remains fully committed to enhancing shareholder value. After thorough consideration, Grey Wolf’s Board believed that the addition of Basic’s complementary business and assets would have been an excellent strategic fit for us and would have created significant value. The Board will now continue to consider other alternatives to enhance shareholder value and it will do so in an environment of strong commodity prices, a related strengthening in the onshore U.S. lower 48 drilling market and the potential inherent in Grey Wolf’s asset base.”
The Company cautions shareholders that there is no assurance that the review will result in any specific transaction and no timetable has been set for its completion. The Company does not intend to disclose developments relating to this review unless and until its Board of Directors approves a specific agreement or transaction.
The Company will also take a pre-tax charge to earnings of approximately $17.0 million (or approximately $.05 per diluted share) during the third quarter of this year as a result of the shareholder vote and related termination of the merger agreement.

GREY WOLF, INC. — PRESS RELEASE — JULY 15, 2008
Grey Wolf, Inc., headquartered in Houston, Texas, is a leading provider of turnkey and contract oil and gas land drilling services in the best natural gas producing regions in the United States with a fleet of 122 drilling rigs, which will increase to 123 with the addition of a new rig in the third quarter of 2008.
All statements in this press release regarding the planned review of Grey Wolf’s strategic plan and consideration of alternatives to enhance shareholder value, any type of transaction that could result, (including the timing or effects thereof), or any change in or continuation of Grey Wolf’s current strategic plan, possible enhancement of shareholder value, the amount of the estimated charge to earnings referred to above, as well as any other statements that are not historical facts in this press release are forward-looking statements that involve certain risks, uncertainties and assumptions, many of which are beyond Grey Wolf’s ability to control or estimate, and are subject to material changes. Such risks, uncertainties and assumptions include, but are not limited to, the scope, timing and results of the deliberations of Grey Wolf’s Board of Directors, market conditions, actions or inaction by third parties, Board of Director and shareholder approvals, availability of financing for possible transactions, Grey Wolf’s financial and operational results, and other factors detailed in the Risk Factors and other sections of Grey Wolf’s most recent Form 10-K, Forms 10-Q and other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.
GREY WOLF, INC.
10370 Richmond Avenue • Suite 600 • Houston, Texas 77042-4136
(713) 435-6100 — Fax (713) 435-6170
www.gwdrilling.com